Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

                            Six Months Ended
                                June 30,                        Year Ended December 31,
In thousands                 1998       1997       1997       1996       1995       1994       1993
Computation of Income:
 Income before
  income taxes         $1,109,836  1,006,075  2,049,726  1,781,509  1,422,814  1,180,601    879,755
 Capitalized interest           -          -        (22)       (14)      (112)       (69)       (65)
 Income before income
  taxes and capitalized
  interest              1,109,836  1,006,075  2,049,704  1,781,495  1,422,702  1,180,532    879,690
 Fixed charges          1,459,862  1,345,026  2,734,466  2,685,447  2,503,603  1,640,049  1,485,936
 Total income for
  computation          $2,569,698  2,351,101  4,784,170  4,466,942  3,926,305  2,820,581  2,365,626
 Total income for
  computation excluding
  interest on deposits
  from fixed charges   $1,830,479  1,636,410  3,337,488  3,142,024  2,770,005  1,957,224  1,513,317

Computation of Fixed
 Charges:
 Net rental
  expense (a)          $  115,443    102,730    211,191    205,409    166,591    149,462    128,573
 Portion of rentals
  deemed
  representative
  of interest          $   38,481     34,243     70,397     68,470     55,530     49,821     42,858
 Interest:
  Interest on
   deposits               739,219    714,691  1,446,682  1,324,918  1,156,300    863,357    852,309
  Interest on
   federal funds
   and other
   short-term
   borrowings             291,499    215,131    439,492    454,013    515,646    290,211    238,046
  Interest on
   long-term debt         390,663    380,961    777,873    838,032    776,015    436,591    352,658
  Capitalized
   interest                     -          -         22         14        112         69         65
  Total interest        1,421,381  1,310,783  2,664,069  2,616,977  2,448,073  1,590,228  1,443,078
 Total fixed
  charges              $1,459,862  1,345,026  2,734,466  2,685,447  2,503,603  1,640,049  1,485,936
 Total fixed
  charges excluding
  interest on
  deposits             $  720,643    630,335  1,287,784  1,360,529  1,347,303    776,692    633,627
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                  2.54x       2.60       2.59       2.31       2.06       2.52       2.39
 Including
  interest on
  deposits                  1.76x       1.75       1.75       1.66       1.57       1.72       1.59

(a) Includes equipment rentals.



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